Exhibit 3.1

SATZUNG	ARTICLES

§ 1	§ 1

Firma der Gesellschaft	Corporate Name, Registered Office

Die Firma der Gesellschaft lautet:	The corporate name of the Company is

Orion Engineered Carbons Holdings GmbH	Orion Engineered Carbons Holding GmbH

§ 2	§ 2

Sitz der Gesellschaft	Registered Office

Die Gesellschaft hat Ihren Sitz in Frankfurt am Main.	The Company has its registered office in Frankfurt am Main.

§ 3	§ 3

Dauer der Gesellschaft, Geschäftsjahr	Duration, Business Year

(1) Die Dauer der Gesellschaft ist unbestimmt.	(1) The Company is set up for uncertain time.

(2) Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr. Das erste Geschäftsjahr der Gesellschaft beginnt mit ihrer Eintragung im Handelsregister und endet am darauffolgenden 31.12.	(2) The business year of the Company is the legal year. The first business year of the Company starts with registration with the Commercial Register and ends at the following 12/31.

§ 4	§ 4

Gegenstand des Unternehmens	Object of the Company

(1) Gegenstand des Unternehmens ist insbesondere der Erwerb, das Halten und das Verwalten von Beteiligungen an anderen Unternehmen.	(1) Subject of the Company is in particular the acquisition, the holding and the administration of participations in other companies.

(2) Die Gesellschaft kann alle Geschäfte betreiben und Handlungen vornehmen, die geeignet sind, dem Gesellschaftszweck unmittelbar oder mittelbar zu dienen.	(2) The Company may do all business being in direct or indirect coherence with the aforesaid object.

(3) Die Gesellschaft darf andere Untenehmen gleicher oder ähnlicher Art übernehmen, sie darf sich an solchen Unternehmen beteiligen und zwar auch als persönlich haftende Gesellschafterin. Die Gesellschaft darf im In- und Ausland Zweigniederlassungen unter gleicher oder anderer Firma errichten.	(3) The Company may acquire interests in other enterprises with the same or a similar object, may purchase or incorporate such enterprises especially as a personal liable general partner. The Company is entitled to set up branch offices in Germany or abroad under the same or a similar name.

§ 5	§ 5

Stammkapital	Share Capital

(1) Das Stammkapital der Gesellschaft beträgt 25.000,00 Euro (in Worten: fünfundzwanzigtausend Euro).	(1) The share capital of the Company amounts to Euro 25.000,00 (in words Euro twentyfivethousand).

(2) Der Gesellschafter kann durch Beschlussfassung mehrere voll eingezahlte Geschäftsanteile zusammenlegan.	(2) The shareholder may combine shares which are paid in full by passing a shareholder resolution.

§ 6	§ 6

Geschäftsführung	Managing Directors

(1) Die Gesellschaft hat einen oder mehrere Geschäftsführer, die von der Gesellschafter-versammlung bestellt und abberufen werden.	(1) The Company has one or more managing directors who are appointed and dismissed by the shareholders’ assembly.

(2) Die Geschäftsführer sind an Gesetz und Gesellschaftsvertrag sowie die Beschlüsse der Gesellschafterversammlung gebunden. Sie haben die Gesellschaft mit der Sorgfalt eines ordentlichen Kaufmanns zu führen.	(2) The rights and duties of the managing directors arise from the governing law and the resolutions of the shareholders’ assembly. They have to run the Company in the ordinary course of business.

§ 7	§ 7

Vertretung	Power of Attorney

(1) Ist nur ein Geschäftsführer bestellt, so vertritt dieser die Gesellschaft allein. Sind mehrere Geschäftsführer bestellt, so wird die Gesellschaft durch zwei Geschäftsführer gemeinsam oder durch einen Geschäftsführer in Gemeinschaft mit einem Prokuristen vertreten.	(1) If only one managing director is appointed, he acts individually on behalf of the Company. If several managing directors are appointed, either two managing directors or one managing director jointly with a registered clerk („Prokurist”) are entitled to act on behalf of the Company.

(2) Die Gesellschafterversammlung kann einem oder mehreren Geschäftsführern Befreiung von den Beschränkungen des § 181 BGB erteilen. Ebenso kann einem oder mehreren Geschäftsführern Einzelvertretungsbefugnis auch dann erteilt werden, wenn mehrere Geschäftsführer bestellt sind.	(2) The shareholders’ assembly may release single managing directors generally or for an individual case from the restrictions of Sect. 181 of the German Civil Code, so that they are authorized to act on behalf of the Company in legal transactions with themselves in person or with themselves as representatives of a third party. The assembly may also assign individual power of attorney to one, several or all of the managing directors.

§ 8	§ 8

Beirat	Advisory board

Die Gesellschafterversammlung kann beschließen, einen Beirat für die Gesellschaft einzurichten.	The shareholders’ assembly may decide to establish an advisory board for the Company

§ 9	§ 9

Bekanntmachungen	Announcements of the Corporation

Die Bekanntmachungen der Gesellschaft erfolgen nur im elektronischen Bundesanzeiger.	Announcements of the Company are published in the Electronic Federal Gazette.

§ 10	§ 10

Gründungskosten	Expenses for Formation

Die Gesellschaft trägt den ihr oder ihrem Gründer sowohl bei der rechtlichen Gründung, als auch bei der sogenannten „wirtschaftlichen Neugründung“ entstehenden Gründungsaufwand (Rechtsanwalts-, Notar- und Gerichtskosten und Bankgebühren) bis zu insgesamt € 2.500,00.	The Company is liable for the expenses of the legal and economic formation (lawyer’s fees, notary’s fees, fees of registration and banking fees) up to the aggregate amount of € 2.500,00.

§ 11	§ 11

Wettbewerbsverbot	Release of the Duties of Non-competition

Die Gesellschafter sind von jedwedem Wettbewerbsverbot befreit und schulden hierfür keine Vergütung.	The shareholders are released of the legal duty not to compete with the Company. They owe no compensation.

§ 12	§ 12

Salvatorische Klausel	Severability

Sollten Bestimmungen dieser Satzung ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so bleibt die Gültigkeit der übrigen Bestimmungen hiervon unberührt. Das gleiche gilt, falls sich herausstellt, dass die Satzung eine Regelungslücke enthält. Anstelle der unwirksamen Bestimmungen ist eine wirksame Bestimmung zu vereinbaren, die dem von den Gesellschaftern Gewollten am nächsten kommt; gleiches gilt im Fall einer Lücke.	If a provision of this Articles of Association should be or become ineffective or impracticable, the remaining provisions shall stay effective. The same applies to eventual gaps of this Articles. All parties shall be bound to replace the ineffective or impracticable provision by a such an effective one, by which the economic purpose intended with the ineffective or impracticable provision can be reached as far as possible in a permitted way.

Der deutsche Text hat Vorrang. Der englische Text ist nicht Teil der Urkunde und nur eine unverbindliche Übersetzung.	The German text prevails. The English text is not part of this deed and only a non binding convenience translation.

Ende der Satzung	End of the Articles

Notarielle Bescheinigung

gemäß § 54 GmbH-Gesetz

Hiermit wird bescheinigt, dass die geänderten Bestimmungen des vorgehefteten Gesellschaftsvertrages mit dem Beschluss über die Änderung dieses Gesellschaftsvertrages vom 19. August 2011 – UR.Nr. G 1742/2011 – und die unveränderten Bestimmungen mit dem zuletzt zum Handelsregister eingereichten vollständigen Wortlaut des Gesellschaftsvertrages übereinstimmen.

Frankfurt am Main, den 30. August 2011

Dr. Peter Gamon

Notar

Frankfurt am Main, den 31.08.2011

Hiermit beglaubige ich die Übereinstimmung, der in dieser Datei enthaltenen Bilddaten (Abschrift) mit dem mir vorliegenden Papierdokument (Urschrift).

Dr. Peter Gamon

Notar